Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lipocine Inc.:

We consent to the use of our report dated March 31, 2014, with respect to the consolidated balance sheets of Lipocine Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Salt Lake City, Utah

March 31, 2014